EXHIBIT 11.2 - COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                  For the Three Months Ended December 31, 1996
                      (in thousands, except per share data)

    Basic:
     Basic weighted average shares outstanding................    3,767

     Stock issued to satisfy S corporation  distribution
      in excess of preceding  twelve months  earnings  based
      on the initial public offering price per share..........      479
                                                              ------------

     Pro forma total basic weighted average shares outstanding    4,246
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     Pro forma net income.....................................     $328
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     Pro forma net income per share - basic...................    $0.08
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    Diluted:
     Pro forma total basic weighted average shares outstanding    4,246
     Plus dilutive stock options..............................      100
                                                              ------------
     Pro forma total diluted average shares...................    4,346
                                                              ============

     Pro forma net income per share - diluted.................    $0.08
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